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                               May 17, 1996




Board of Directors
St. Landry Financial Corporation
459 East Landry Street
Opelousas, Louisiana 70570

Members of the Board:

     We have acted as counsel to St. Landry Financial Corporation (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 18,363 shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the Recognition and Retention Plan of the Corporation (the "Plan").

     In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Corporation's
Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

     Based upon the foregoing, it is our opinion that:

1. The shares of Common Stock being so registered have been duly authorized.

2. The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

                                   Very truly yours,


                                   (s)
                                   SILVER, FREEDMAN & TAFF, L.L.P.